EXHIBIT 5

                 OPINION AND CONSENT OF THE CORPORATE LAW GROUP


                  October 1, 2001

Versata, Inc.
300 Lakeside Drive
15th Floor
Oakland, CA 94612

         Re: Registration Statement on Form S-8

         We have acted as special counsel for Versata, Inc., a Delaware company (the "Company"), in connection with the filing by the Company of the Registration Agreement on Form S-8 with the Securities and Exchange Commission on or about October 2, 2001 (the "Registration Statement"). The Registration Statement covers an aggregate of 4,934,964 shares of Common Stock, par value $0.001 per share (the "Shares"), reserved for issuance pursuant to the Versata, Inc. 2000 Stock Incentive Plan (the "Plan").

         It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plan, legally and validly issued, fully paid and nonassessable assuming compliance with applicable state securities laws.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.


                                                   /s/ The Corporate Law Group

                                                   THE CORPORATE LAW GROUP